As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-275405

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO THE

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERMIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-3338782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 N. Marienfeld Street, Suite 1000,

Midland, Texas 79701

(432) 695-4222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Bell

300 N. Marienfeld Street, Suite 1000,

Midland, Texas 79701

(432) 695-4222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Douglas E. McWilliams

Jackson A. O’Maley

Alexandra M. Lewis

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PERMIAN RESOURCES CORPORATION

POST-EFFECTIVE AMENDMENT TO DEREGISTER UNSOLD SHARES OF CLASS A COMMON STOCK AND WITHDRAW OUR FORM S-3 REGISTRATION STATEMENT

On November 8, 2023, Permian Resources Holdings Inc. (formerly known as Permian Resources Corporation), a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 (Registration No. 333-275405) (the “Registration Statement”), registering 334,064,083 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Company (including shares of Class A common stock issuable upon the exercise of certain selling stockholders’ rights of redemption of common units (“OpCo Units”) representing limited liability company interests in Permian Resources Operating, LLC, a Delaware limited liability company and a subsidiary of the Company (“OpCo”)). The Registration Statement became effective upon filing with the SEC on November 8, 2023.

On January 7, 2026, the Company implemented a holding company reorganization (the “Reorganization”) pursuant to a Master Reorganization Agreement (the “Master Reorganization Agreement”), dated as of December 22, 2025, by and among the Company, Permian Resources Corporation (formerly known as PRC NewCo Inc), a Delaware corporation (the “Successor Registrant”), OpCo and PRC NewCo II Inc, a Delaware corporation (“Merger Sub”), which resulted in the Successor Registrant becoming the direct parent company of the Company and replacing the Company as the public company trading on the NYSE under the ticker symbol “PR.”

Pursuant to the Master Reorganization Agreement, Merger Sub merged with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of the Successor Registrant (the “Merger”). Upon consummation of the Merger, stockholders of the Company automatically became stockholders of the Successor Registrant, on a one-for-one basis, with the same number and ownership percentage of shares of the same class as they held in the Company immediately prior to the effective time of the Merger.

As a result of the Reorganization, the Company has terminated all offerings of securities pursuant to the Registration Statement. Pursuant to the Registration Statement, the Company represented that it would remove from registration by post-effective amendment any and all securities being registered which remained unsold at the termination of the offering.

Of the 334,064,083 shares of Class A common stock (including shares of Class A common stock issuable upon the exercise of certain selling stockholders’ rights of redemption of OpCo Units) registered aforesaid, 79,150,389 shares of Class A common stock were unsold thereunder. The Company, pursuant to this post effective amendment, does hereby withdraw and remove from registration said 79,150,389 shares of Class A common stock (including shares of Class A common stock issuable upon the exercise of certain selling stockholders’ rights of redemption of OpCo Units).

The Company also requests, in accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, that all fees paid to the SEC in connection with the filing of the Registration Statement be credited for future use to the Company’s account.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on January 7, 2026.

PERMIAN RESOURCES CORPORATION

By:	/s/ GUY M. OLIPHINT
Name:	Guy M. Oliphint
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign the Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.